Exhibit 99.1

June 19, 2013
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS MAY 2013 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $271 million rose 8.6 percent over the preceding month and 12.5 percent over last year's May.  Total assets under administration reached a new record of $412.7 billion, up 0.2 percent over last month and 14.3 percent over May 2012.  Similarly, total assets under management established a new record of $52.7 billion, up 1.7 percent over last month and 32.1 percent over May 2012.  These metrics represent the primary drivers of our Private Client Group and Asset Management segments, respectively.

Outstanding loans at Raymond James Bank were up 1.2 percent to $8.4 billion which represents the recovery of the previous month's drop as fundings exceeded payoffs during the month of May.

Equity Capital Markets had an improved syndicate calendar which helped drive commissions in both its business and that of the Private Client Group.  Within Fixed Income, commissions were flat with last month's depressed level while the business generated no trading profits as rising rates and a non-correlated Treasury market made it difficult to hedge interest rate risk in the tax exempt municipal portfolio.  The rate environment remains challenging for this business unit and these trends have continued into June.

We continue to execute on our cost savings initiatives following the Morgan Keegan integration.  We believe our businesses are well positioned but still face uncertain economic and capital markets environments.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have more than 6,200 financial advisors serving more than 2.4 million accounts in more than 2,500 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $413 billion.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Those results or outcomes could occur as a result of a number of factors, which include, but are not limited to, the risks inherent in the integration of Raymond James' and Morgan Keegan's businesses including the  diversion of management time on integration issues, or in realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2012 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended March 31, 2013 and December 31, 2012, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.
For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.

Raymond James Financial, Inc.
Operating Data

	May 2013		April 2013		May 2012
	(22 business days)		(22 business days)		(22 business days)

Total securities commissions and fees (1)	$271.2	mil.	$249.8	mil.	$241.0	mil.

Client assets under administration (2)	$412.7	bil.	$411.8	bil.	$361.2	bil.

Financial assets under management (3)	$52.7	bil.	$51.8	bil.	$39.9	bil.

Raymond James Bank total loans, net	$8.4	bil.	$8.3	bil.	$7.6	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) Includes assets held for institutional clients of approximately $19 billion for May 31, 2013 and April 30, 2013, respectively.
(3) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.